UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2011

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA		L4V 1R9
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2011, Nortel Networks Corporation (NNC) announced that, together with its subsidiary Nortel Networks Limited (NNL) and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (in administration) (together, Nortel), it has concluded a successful auction of all of Nortel’s remaining patents and patent applications. Nortel has entered into an asset sale agreement, dated June 30, 2011, under which Nortel will be paid US$4.5 billion in cash for such patents and patent applications. The winning bidder is a consortium consisting of Apple, EMC, Ericsson, Microsoft, Research In Motion and Sony.

Nortel and the other parties to the asset sale agreement have made customary representations, warranties and covenants in the asset sale agreement, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the asset sale agreement and closing of the transaction.

The sale is subject to court approvals in the U.S. and Canada and other customary closing conditions.

Nortel will work diligently with the consortium to close the sale in the third quarter of 2011. Nortel will seek Canadian and U.S. court approvals of the proposed asset sale agreement at a joint hearing expected to be held on July 11, 2011.

Item 8.01 Other Events.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from Nortel’s creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Finance and Corporate Services

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: July 1, 2011